EXHIBIT 1




SADIA S/A                                               PERDIGAO S.A.
CNPJ 20.730.099/0001-94                                 CNPJ  01.838.723/0001-27
PUBLIC COMPANY                                          PUBLIC COMPANY




                                  RELEVANT FACT


In accordance with Instruction 358 of the Brazilian Securities and Exchange Commission (CVM) dated January 3rd 2002, and in accordance with their disclosure policies, Sadia S.A. and Perdigao S.A. hereby communicate the dissolution of the partnership, constituted on 08.29.2001, at BRF Trading S.A., which was created exclusively to export its products to Russia, Caucasian countries, Eurasia, African Continent, Cuba and Dominican Republic.

The decision was taken in a mutual agreement, which allows, henceforth, each of the former partners to perform in the referred markets in an independent way.

Therefore, Sadia S.A. is withdrawing from BRF Trading S.A., that with a new Company name will become a wholly owned subsidiary of Perdigao S.A.




                           Sao Paulo, October 28 2002.



SADIA S/A                                            PERDIGAO S.A.
LUIZ GONZAGA MURAT JUNIOR                            WANG WEI CHANG
Chief Financial Officer                              Chief Financial Officer